EXHIBIT 3.3

                   STATE OF DELAWARE CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                             EZCOMM ENTERPRISES INC.

EZCOMM Enterprises Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of EZCOMM Enterprises Inc. duly adopted a resolution to amend the original Certificate of Incorporation, declaring said amendment to be advisable, and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article will be read as follows:

     "The total number of shares of stock which this corporation is authorized to issue is:

     Four hundred and eighty million (480,000,000) shares with a par value of One Tenth of One Million ($0.0001) per share, which are Common Stock, and Twenty Million (20,000,000) shares with a par value of One Tenth of One Million ($0.0001) which are Preferred Stock."

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of stockholders of said corporation was duly called and held upon notice in accordance with ss.222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favour of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of ss.242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this certificate to be signed by Peter Braun, President of EZCOMM Enterprises, Inc., this 22nd day of July, 2004.


                                            /s/ Peter Braun
                                            ------------------------------
                                            Peter Braun, President